Exhibit 99.1

Asure Software Meets Expectations with Solid Financial Results for
2014 First Quarter

In thousands, except per share data	Q1 2014	Q1 2013	% Change
Revenue	$6,527	$5,975	up 9%
Gross margin	$4,969	$4,198	up 18%
Net income (loss)	$(530)	$(1,100)	up 52%
EBITDA, excluding one-times*	$1,140	$727	up 57%
Net loss per share	$(0.09)	$(0.21)
Net loss per share, excluding one-times*	$(0.02)	$(0.15)

AUSTIN, Texas, May 14, 2014 (GLOBE NEWSWIRE) -- Asure Software, Inc. (Nasdaq:ASUR), a leading provider of workplace management software, announced results for the first quarter ended March 31, 2014.

Strategic Highlights
•	Grew repetitive, cloud-based revenue by 8% over the first quarter of 2013 by continuing to focus on our transition to a SaaS-based revenue model throughout the year.
•
Increased the sales and delivery of integrated solutions that combine SaaS-based products with hardware for larger size contracts; key sales include AsureForce® to Stratus Solar and AsureSpace™ to Mondelez.

•
Expanded the company’s global footprint; Asure now serves 5,000 clients in 78 countries; specifically, Asure introduced solutions in additional country locations such as Singapore, China and Japan for two current Fortune 500 clients.

Results
•	Cloud SaaS-based bookings increased by 5% from the first quarter 2013.

•
Cloud SaaS-based revenue for the quarter was $3.3 million, down $125,000 and 4% over the previous quarter and up $236,000 and 8% over the first quarter of 2013. First quarter revenue is in line with seasonal patterns typically associated with this quarter.

•
Revenue for the quarter was $6.5 million as compared to $6.7 million in the previous quarter and $6.0 million in the first quarter 2013, a slight decrease of 3% and an increase of 9%, respectively. Similarly, first quarter revenue is in line with seasonal patterns typically associated with this quarter.

•	Recurring revenue as a percent of total revenue was 76% for the quarter as compared to 75% for the previous quarter and 79% in the first quarter of 2013.

•	Gross margin for the quarter was $5.0 million compared to $5.1 million in the previous quarter and $4.2 million in the first quarter 2013, a slight decrease of 3% and an increase of 18%, respectively.

•
EBITDA* excluding one-time items* for the quarter was approximately $1.14 million compared to $1.48 million in the previous quarter and $727,000 in the first quarter of 2013. One-time items* in the quarter were approximately $396,000 up from $215,000 in the previous quarter and up from $320,000 in the first quarter of 2013, and were related to the loss on debt refinancing, gain on settlement of note payable and litigation, legal and professional fees, site consolidation related to the acquisition of Meeting Maker and other one-time expenses*.

•	First quarter net income (loss) per share, excluding one-times*, was $(0.02) compared to $0.02 in the previous quarter and $(0.15) in the first quarter of 2013.

•	Cash flow provided by operating activities for the quarter was $71,000 compared to $846,000 in the previous quarter and $76,000 in the first quarter 2013, a decrease of 92% and 7%, respectively.

Management Commentary
Pat Goepel, Chief Executive Officer of Asure Software commented, “We remain focused on continued sustainable, annual growth of repetitive Cloud and SaaS bookings and revenue across both product lines, in the U.S. and globally. Marketplace demand for Cloud, SaaS-based offerings that are supported by integrated hardware continues. This positive trend, along with a demonstrated ability to execute on product development initiatives and customer support positions us positively for a strong overall performance in 2014.”

Jennifer Crow, Asure’s Chief Financial Officer added, “We are pleased with our first quarter performance and our continued progress in building our financial strength. In the past year, we have grown top line revenue while decreasing our cost of sales. Although our revenue was down this quarter due to seasonality as compared to the fourth quarter of 2013, we closed the quarter with nine percent revenue growth over the same quarter a year ago. We also grew our EBITDA, excluding one-times*, by 57% over the first quarter in 2013. With the lower cost of debt under our new facility with Wells Fargo and our projected revenue growth in 2014, the company expects to improve free cash flow generation allowing us to pay down our debt or help fund future acquisitions. We look forward to continuing to execute our growth strategy.”

Please see below for details around Asure’s financial results.

Company Outlook
$000s	FY 14
Revenue	$29,000 - $30,000
EBITDA, excluding one-time items	$5,500 - $6,500
Net income per share, excluding one-time items	$0.08 - $0.24

Conference Call Details
Asure will follow this announcement with a conference call for the investment community on Wednesday, May, 14, 2014 at 11:00 a.m. EDT, (10:00 a.m. CDT) to further discuss the quarter and outlook. Participating in the call will be Pat Goepel, Chief Executive Officer and Jennifer Crow, Chief Financial Officer. To participate, dial (877) 853-5636 ten minutes before the call begins. International callers should dial (631) 291-4544. The conference ID for all callers is 43406595.

Investors, analysts, media and the general public will also have the opportunity to listen to the conference call in listen-only mode via the Internet by visiting the investor relations page of Asure's web site at www.asuresoftware.com. To monitor the live call, please visit the web site at least ten minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, an archived replay will be available shortly after the call at http://investor.asuresoftware.com/

About Asure Software
Asure Software, Inc., (Nasdaq:ASUR) headquartered in Austin, Texas, offers cloud-based time and labor management and workspace management solutions that enable businesses to control their biggest costs -- labor, real estate and technology  -- and prepare for the workforce of the future in a highly mobile, geographically disparate and technically wired work environment. Asure serves approximately 5,000 clients worldwide and currently offers two main product lines: AsureSpace™ workplace management solutions enable organizations to maximize the ROI of their real estate, and AsureForce® time and labor management solutions deliver efficient management of human resource and payroll processes.  For more information, please visit www.asuresoftware.com.

The Asure Software, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=11986

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:

Statements in this press release regarding Asure's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. Such risks and uncertainties could cause actual results to differ from those contained in the forward-looking statements.

*Non-GAAP Financial Measures
This press release includes the following financial measures defined as non-GAAP financial measures by the Securities and Exchange Commission: EBITDA and GAAP Net Income/(Loss) excluding one-time items. These supplemental financial measures are not required by GAAP, nor is the presentation of this financial information intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. Management recognizes that non-GAAP financial measures have limitations in that they do not reflect all of the items associated with Asure's earnings results as determined in accordance with GAAP. However, for the reasons described below, management uses these non-GAAP measures to evaluate the performance of Asure's business. Asure's management believes that it is important to provide investors with these same tools, together with reconciliation to GAAP, for evaluating the performance of Asure's business, as it may provide additional insight into Asure's financial results. See the “Reconciliation of GAAP Net Income/(Loss) to Earnings Before Interest, Taxes, Depreciation, Amortization and Stock Compensation Expense (EBITDA)” and the “Reconciliation of GAAP Net Income/(Loss) to Net Earnings Excluding One-Time Items” tables included in this press release for further information regarding these non-GAAP financial measures. In addition, these measures are presented because management believes they are frequently used by securities analysts, investors and others in the evaluation of companies.

EBITDA is calculated by adding income taxes, interest expense, depreciation and amortization and stock compensation expense to net earnings. EBITDA is not defined under GAAP and should not be considered in isolation or as a substitute for net earnings and other consolidated earnings data prepared in accordance with GAAP or as a measure of Asure's profitability.

Net Earnings Excluding One-Time Items is calculated by combining the company’s GAAP Net Earnings, or earnings per share, with items that are one time in nature and are not expected to recur on a dollar or per share basis.

Free Cash Flow is computed by subtracting capital expenditures from cash flow from operations, each as determined in accordance with GAAP and as reflected in the statement of cash flows.

Non-GAAP Revenue is computed by adding back the deferred revenue fair market valuation to GAAP revenue.

$000s	March 31, 2014	March 31, 2013
Net Income (Loss)	(530)	(1,100)
Interest and amortization of OID	507	680
Tax	42	39
Depreciation	113	112
Amortization	573	652
Stock Compensation	39	24
EBITDA	744	407
One-time items	396	320
EBITDA excluding one-time items	1,140	727

Reconciliation of GAAP Net Earnings to Net Earnings Excluding One-time items

$000s	FOR THE THREE MONTHS ENDED March 31
	2014	2013
Net Income (Loss)	(530)	(1,100)
Loss on Debt Refinancing	1,402	-
Gain on Settlement of Note Payable and litigation	(1,034)	-
Legal & Professional Services	28	214
Severance, Recruitment & Relocation	-	91
Other one-time items (net)	-	15
Sub-total excluding Taxes	396	320
Sub-total one-time items	396	320
Net Gain/(Loss) excluding one-time items	(134)	(780)

Reconciliation of GAAP Revenue to Non-GAAP revenue

$000s	FOR THE THREE MONTHS ENDED March 31
	2014	2013
Revenue	6,527	5,975
Adjustment	-	216
Non- GAAP revenue	6,527	6,191

Note – Adjustment relates to the fair market valuation for assumed deferred revenue contracts that were not recognized in the period due to business combination accounting rules.

For more information contact:
Jennifer Crow, CFO
Asure Software, Inc.
512-437-2732
jcrow@asuresoftware.com

ASURE SOFTWARE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
 (Unaudited)

	March 31, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$1,672	$3,938
Restricted cash	400	400
Accounts receivable, net of allowance for doubtful accounts of $146 and $168 at March 31, 2014 and December 31, 2013, respectively	4,213	3,902
Inventory	79	77
Notes receivable	4	9
Prepaid expenses and other current assets	1,234	1,334
Total current assets	7,602	9,660
Property and equipment, net	1,287	1,233
Goodwill	15,006	15,005
Intangible assets, net	9,106	9,679
Other assets	33	38
Total assets	$33,034	$35,615
Liabilities and stockholders’ equity
Current liabilities:
Current portion of notes payable	$992	$4,308
Accounts payable	1,850	1,669
Accrued compensation and benefits	219	473
Other accrued liabilities	825	988
Deferred revenue	10,042	10,059
Total current liabilities	13,928	17,497
Long-term liabilities:
Deferred revenue	669	759
Notes payable	14,250	12,698
Other liabilities	448	444
Total long-term liabilities	15,367	13,901
Stockholders’ equity:
Preferred stock, $.01 par value; 1,500 shares authorized; none issued or outstanding	-	-
Common stock, $.01 par value; 11,000 shares authorized; 6,363 and 6,353 shares issued, 5,979 and 5,969 shares outstanding at March 31, 2014 and December 31, 2013, respectively	63	63
Treasury stock at cost, 384 shares at March 31, 2014 and December 31, 2013	(5,017)	(5,017)
Additional paid-in capital	278,219	278,159
Accumulated deficit	(269,414)	(268,884)
Accumulated other comprehensive loss	(112)	(104)
Total stockholders’ equity	3,739	4,217
	$33,034	$35,615

ASURE SOFTWARE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(Amounts in thousands, except share and per share data)
(Unaudited)

	FOR THE THREE MONTHS ENDED MARCH 31,
	2014	2013
Revenues	$6,527	$5,975
Cost of sales	1,558	1,777
Gross margin	4,969	4,198

Operating expenses
Selling, general and administrative	3,362	3,276
Research and development	721	700
Amortization of intangible assets	497	582
Total operating expenses	4,580	4,558

Income (loss) from operations	389	(360)

Other income (loss)
Gain on settlement of note payable and litigation	1,034	-
Loss on debt refinancing	(1,402)	-
Foreign currency translation gain (loss)	(2)	(21)
Interest expense and other	(457)	(530)
Interest expense – amortization of original issue discount (OID)	(50)	(150)
Total other income (loss), net	(877)	(701)

Loss from operations before income taxes	(488)	(1,061)
Income tax provision	(42)	(39)
Net loss	$(530)	$(1,100)
Other comprehensive income (loss):
Foreign currency gain (loss)	(8)	38
Other comprehensive income (loss)	$(538)	$(1,062)

Basic and diluted net loss per share
Basic	$(0.09)	$(0.21)
Diluted	$(0.09)	$(0.21)
Weighted average basic and diluted shares
Basic	5,970,870	5,261,000
Diluted	5,970,870	5,261,000

 ASURE SOFTWARE, INC.
 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(Unaudited)

	FOR THE THREE MONTHS ENDED MARCH 31,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(530)	$(1,100)
Adjustments to reconcile net loss to net cash provided by operations:
Depreciation and amortization	686	764
Provision for doubtful accounts	-	2
Share-based compensation	39	24
Amortization of original issue discount (OID)	50	150
Gain on settlement of note payable and litigation	(1,034)	-
Loss on debt refinancing	1,402	-
Changes in operating assets and liabilities:
Accounts receivable	(311)	(184)
Inventory	(2)	(82)
Prepaid expenses and other assets	(17)	(172)
Accounts payable	181	(151)
Accrued expenses and other long-term obligations	(286)	405
Deferred revenue	(107)	420
Net cash provided by operating activities	71	76
CASH FLOWS FROM INVESTING ACTIVITIES:
Net purchases of property and equipment	(168)	(140)
Collection of note receivable	5	-
Net cash used in investing activities	(163)	(140)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on notes payable	(16,248)	(363)
Proceeds from notes payable	15,000	-
Payments on amendment of senior notes payable	(704)	(188)
Debt financing fees	(575)	-
Insurance proceeds for settlement of notes payable dispute, net of expenses	373	-
Payments on capital leases	(32)	(24)
Net proceeds from exercise of options	21	5
Net cash used in financing activities	(2,165)	(570)

Effect of translation exchange rates	(9)	45

Net increase (decrease) in cash and cash equivalents	(2,266)	(589)
Cash and equivalents at beginning of period	3,938	2,177
Cash and equivalents at end of period	$1,672	$1,588

SUPPLEMENTAL INFORMATION:
Cash paid for:
Interest	$484	$399